                                                                   EXHIBIT 10(p)

                          SEVERANCE BENEFITS AGREEMENT

         THIS SEVERANCE BENEFITS AGREEMENT ("Agreement"), made and entered into as of January 1, 1996 (the "Effective Date"), by and between MARSH SUPERMARKETS, INC., an Indiana corporation with its principal office at 9800 Crosspoint Boulevard, Indianapolis, Indiana, and RONALD R. WALICKI of 715 PLEASANT POINT CIRCLE, CICERO, INDIANA 46034 (the "Employee").

                                R E C I T A L S

         A. Employee has been an employee of the COMPANY (as such italicized term and each other term hereinafter italicized is defined in Section 6 below) since 1960 and is currently serving as PRESIDENT AND CHIEF OPERATING OFFICER, VILLAGE PANTRY DIVISION.

         B. The Company recognizes Employee's contribution to the past growth and success of the COMPANY have been substantial and that it is in the best interests of the COMPANY to assure the COMPANY of Employee's continued services for the benefit of the COMPANY.

         C. In order to induce Employee to remain in the employ of the COMPANY, the Company is willing to pay to Employee the benefits set forth in this Agreement in the event of a severance of Employee's employment, except as the result of death, RETIREMENT or termination for CAUSE, subsequent to a CHANGE IN CONTROL.

         NOW, THEREFORE, in consideration of the premises and in consideration of the mutual terms and conditions hereinafter set forth, the COMPANY and Employee agree as follows:

         1. TERM. The term of this Agreement shall be for a period which commences on the Effective Date and ends after payment or provision of all BENEFITS following a CHANGE IN CONTROL (the "Term"). Either party shall have the right to terminate this Agreement at any time prior to a CHANGE IN CONTROL.

         2. CHANGE IN CONTROL. No BENEFITS shall be payable under this Agreement unless and until there shall have been a CHANGE IN CONTROL while Employee is an employee of the COMPANY. Notwithstanding anything contained in this Agreement to the contrary, the BOARD OF DIRECTORS may determine that an event otherwise constituting a CHANGE IN CONTROL shall not be considered a CHANGE IN CONTROL for purposes of this Agreement because such event has been approved by the BOARD OF DIRECTORS. Such determination by the BOARD OF DIRECTORS shall be effective only if it is made by the BOARD OF DIRECTORS prior to the occurrence of the event which would otherwise be a CHANGE IN CONTROL or after such event if made by the BOARD OF DIRECTORS, a majority of which is composed of the same members as constituted the BOARD OF DIRECTORS immediately prior to the event that would otherwise be a CHANGE IN CONTROL.

         Upon a CHANGE IN CONTROL while Employee is an employee of the COMPANY, Sections 3 through 7 of this Agreement and all of their provisions shall become operative immediately and shall survive the Term.

         3. SEVERANCE FOLLOWING CHANGE IN CONTROL. If a CHANGE IN CONTROL shall have occurred while Employee is an employee of the COMPANY, Employee shall be entitled to the BENEFITS upon the subsequent severance of Employee's employment with the COMPANY (a) by Employee for REASON or (b) by the COMPANY for any reason other than death, RETIREMENT or for CAUSE. In the event the COMPANY terminates Employee's employment for death, RETIREMENT or for CAUSE, Employee shall not be entitled to the BENEFITS. Notwithstanding anything contained in this Agreement to the contrary, the COMPANY shall have the right to terminate Employee's employment at any time after a CHANGE IN CONTROL, subject to Employee's right to receive the compensation described in Section 4 below.

         Following a CHANGE IN CONTROL any termination by the COMPANY of Employee's employment for any reason or any termination by Employee for REASON shall be communicated to Employee or to the COMPANY, respectively, by written NOTICE OF TERMINATION. For purposes of this Agreement, no purported termination of employment after a CHANGE IN CONTROL shall be effective without a NOTICE OF TERMINATION.

         4. COMPENSATION UPON SEVERANCE AFTER A CHANGE IN CONTROL. Upon Employee's termination of employment with the COMPANY after a CHANGE IN CONTROL, Employee shall have the right to receive from the COMPANY those payments or benefits, or both, applicable to such termination as hereinafter set forth:

         (a) CAUSE. In the event Employee's employment is terminated by the COMPANY for CAUSE, the COMPANY shall pay to Employee (or to Employee's survivors) Employee's full base salary through the DATE OF TERMINATION at the rate in effect at the time of death or on the date that NOTICE OF TERMINATION is given, and the COMPANY shall have no further obligation to Employee under this Agreement.

         (b) Death or RETIREMENT. If Employee's employment is terminated by death or RETIREMENT, whether voluntary or by the COMPANY, Employee, or Employee's spouse in the event of Employee's death, shall receive LIFETIME MEDICAL BENEFITS, together with Employee's full base salary through the DATE OF TERMINATION at the rate in effect at the time of RETIREMENT.

         (c) Other or Resignation for REASON. In the event Employee's employment is terminated (i) by the COMPANY for any reason other than death, RETIREMENT or for CAUSE, or (ii) by Employee for REASON, the COMPANY shall pay to Employee, as severance pay, the BENEFITS, subject to adjustment pursuant to Section 4 (d) below.

         (d) Golden Parachute Savings Provisions. In the event the COMPANY determines that any payment or benefit to Employee under this Agreement, or any other





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

         payment to Employee in the nature of compensation, made as a result of a CHANGE IN CONTROL, would result in the payment of an EXCESS PARACHUTE PAYMENT and provides to Employee, within thirty (30) days after the DATE OF TERMINATION or Employee's actual date of termination, whichever date first occurs, an OPINION, the BENEFITS shall be adjusted so that the PRESENT VALUE of the BENEFITS does not exceed three hundred percent (300%) of Employee's ANNUALIZED INCLUDIBLE COMPENSATION minus One Dollar ($1.00), or such other formula to determine a PARACHUTE PAYMENT as may be in effect pursuant to an amendment of Section 280G(b)(2)(A)(ii) of the CODE, in accordance with the written instructions of Employee of the payments Employee elects to have reduced or delayed in order to avoid any payments being deemed EXCESS PARACHUTE PAYMENTS. If Employee does not agree with the OPINION or the calculation presented and is unable to resolve any such dispute with the COMPANY within ten (10) days after receipt of the OPINION, Employee may seek a judicial determination of Employee's rights under this Agreement. Any reduction in BENEFITS will be applied against the BENEFITS pursuant to or described in this Agreement in the order of priority designated by Employee.

         (e) Regardless of the reason for Employee's termination of employment after a CHANGE IN CONTROL, Employee shall be entitled to: (i) Employee's rights under any option agreements or grants under the 1987 Stock Option Plan, the 1991 Employee Stock Incentive Plan or any other similar plan adopted by the Board of Directors after the Effective Date, which rights shall be determined under the terms and conditions of the respective plans, including the determination of whether a CHANGE IN CONTROL has occurred for purposes of each such plan under the definition thereof in such plan, and (ii) whatever benefits to which Employee is entitled to receive by reason of Employee's participation in the COMPANY'S various welfare and retirement plans, in accordance with the respective rules of each of such plans, except that the determination of whether a CHANGE IN CONTROL has occurred for payment of benefits under the Supplemental Retirement Plan (effective April 1, 1987) shall be made under the definition of CHANGE IN CONTROL contained in Section 6(f) of this Agreement.

         5. OBLIGATION TO REMAIN AN EMPLOYEE. In the event any other corporation, person or GROUP begins a tender or exchange offer, circulates a proxy to shareholders or takes other steps to effect a CHANGE IN CONTROL, Employee agrees not to leave voluntarily the employ of the COMPANY and to render services to the COMPANY commensurate with Employee's position, until such other corporation, person or GROUP has abandoned or terminated efforts to effect a CHANGE IN CONTROL or until a CHANGE IN CONTROL has occurred.

         6. DEFINITIONS. The following definitions shall be applicable to and govern the interpretation of this Agreement:





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


         (a) ACTUARIAL EQUIVALENT: An amount determined by using the same methods and assumptions utilized under the PENSION PLAN immediately prior to a CHANGE IN CONTROL.

         (b) ANNUALIZED INCLUDIBLE COMPENSATION: The average of Employee's total compensation from the COMPANY that was included in Employee's gross income for federal income tax purposes during the period ending December 31 immediately preceding the CHANGE IN CONTROL and beginning five (5) years before such December 31, consistent with the definition of that term in Section 280G(d)(1) of the CODE and the Treasury regulations promulgated thereunder.

         (c) BENEFITS: The benefits more particularly described on the Schedule of Benefits attached hereto, made a part hereof and marked "Exhibit A".

         (d)  BOARD OF DIRECTORS:  The Board of Directors of the COMPANY.

         (e) CAUSE: The delivery to Employee of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the BOARD OF DIRECTORS at a meeting of the BOARD OF DIRECTORS called and held for that purpose (after reasonable notice to Employee and an opportunity for Employee, together with Employee's counsel, to be heard before the BOARD OF DIRECTORS) finding that, in the good faith opinion of the BOARD OF DIRECTORS, Employee was guilt of an act or acts of dishonesty constituting a felony and resulting or intended to result directly or indirectly in substantial gain or personal enrichment of Employee at the expense of the COMPANY and specifying the particulars thereof in detail.

         (f) CHANGE IN CONTROL: The happening of any one of the following events:

              (1) The COMPANY shall cease to be a publicly-owned corporation having its outstanding common stock traded in the over-the-counter market or other national exchange; or

              (2) Any person or entity, including a GROUP, is or becomes the beneficial owner, directly or indirectly, of securities of the COMPANY representing 35% or more of the combined voting power of the COMPANY'S then outstanding securities that may be cast for the election of directors of the COMPANY; or

              (3) During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the BOARD OF DIRECTORS cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the COMPANY'S shareholders, of each director of the COMPANY first elected during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of any such period; or





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


              (4) The shareholders of the COMPANY approve (a) any merger, consolidation or other business combination of the COMPANY with an other PERSON or any affiliate thereof, other than a merger or consolidation that would result in the outstanding Class A Common Stock of the COMPANY immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity) at least sixty percent (60%) of the outstanding Class A Common Stock of the COMPANY or such surviving entity outstanding immediately after such merger or consolidation; (b) a plan of complete liquidation of the COMPANY; or (c) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all, or substantially all, of the assets of the COMPANY.

         (g) CODE: The Internal Revenue Code as amended and in effect at the time.

         (h) COMPANY: Marsh Supermarkets, Inc. and any successor to its business and/or assets which executes and delivers the agreement provided for in Section 7 of this Agreement or which otherwise becomes bound by all of the terms and provisions of this Agreement by the operation of law.

         (i) DATE OF TERMINATION: Following a CHANGE IN CONTROL either the date on which: (a) Employee delivers NOTICE OF TERMINATION to the COMPANY if Employee's employment with the COMPANY is terminated by Employee; or (b) NOTICE OF TERMINATION is given by the COMPANY if the COMPANY terminates Employee's employment for any other reason. Notwithstanding the foregoing, if a dispute concerning Employee's termination by the COMPANY arises, the DATE OF TERMINATION shall be the date on which that dispute is finally determined either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected), provided that Employee notified the COMPANY of the existence of the dispute within thirty (30) days after receiving NOTICE OF TERMINATION from the COMPANY.

         (j) EARNINGS: The same definition as the term "Earnings" as defined and computed in the PENSION PLAN.

         (k)  EXCESS PARACHUTE PAYMENT(S):  As defined in Section 280G of the
         CODE.

         (l)  GROUP:  Same definition as the term "group" as used in Section 13
         (d)(3) of the Securities Exchange Act of 1934.

         (m) LIFETIME MEDICAL BENEFITS: The requirement that, upon a severance of employment of Employee as an employee of the COMPANY, the COMPANY shall provide coverage for Employee and Employee's spouse for their respective lifetimes under the COMPANY'S group medical, dental and vision benefit plans, programs or arrangements (collectively, the "Medical Plan"), at no expense to Employee or to





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

         Employee's spouse, as if Employee had continued as an employee of the COMPANY, provided that such participation is possible under the terms and provisions of the Medical Plan. Any future increases in benefits available to employees of the COMPANY generally under the Medical Plan shall also be provided to Employee and to Employee's spouse, at no expense to Employee or to Employee's spouse. In the event that participation in any Medical Plan by Employee or Employee's spouse is not possible, or if the benefits provided to Employee and to Employee's spouse (after taking into account any Medicare benefits provided by Title XVIII of the Social Security Act) are reduced to a level below the level of such benefits on the DATE OF TERMINATION, or if Employee or Employee's spouse elects at any time by notice, in writing, to the COMPANY, the COMPANY shall arrange to provide both Employee and Employee's spouse with benefits substantially similar to those which they were eligible to receive under the Medical Plan immediately prior to the DATE OF TERMINATION, such benefits to be provided at the COMPANY'S expense by means of an individual insurance policies, or if such policies cannot be obtained, from the COMPANY'S assets. These benefits shall continue after the death of Employee to Employee's spouse, if Employee's spouse survives Employee, for Employee's spouse's lifetime. If at any time after the DATE OF TERMINATION, Employee should accept employment with another employer and if either Employee or Employee's spouse, or both, should be covered under that employer's medical benefit plans, then on the effective date that such coverage commences, the obligation of the COMPANY to provide Medical Plan benefits to whoever of Employee or Employee's spouse, or both, is covered under the medical benefit plans of the other employer shall terminate. The Medical Plan benefits provided to Employee and to Employee's spouse after the DATE OF TERMINATION are intended by the parties to be in lieu of the rights of Employee and his spouse to continuation of coverage (commonly known as "COBRA") under Section 601 et seq. of the Employee Retirement Income Security Act of 1964, as amended, and Section 4908B of the CODE, as either of the foregoing statutes may be amended. In addition, LIFETIME MEDICAL BENEFITS shall include the requirement that, if any Medical Plan benefits provided to Employee or to Employee's spouse are subject to federal and/or state income taxes, including the alternative minimum tax, the COMPANY will pay to Employee or to Employee's spouse, the full amount of such taxes, plus such additional amount as may be necessary so that the net payment after taxes is sufficient to reimburse Employee or Employee's spouse for all taxes imposed on the provision of Medical Plan benefits.

         (n) NOTICE OF TERMINATION: Notice which shall indicate the specific termination provision of the Agreement relied upon and shall set forth the facts and circumstances claimed to provide the basis for termination of Employee's employment under the provision so indicated.

         (o) OPINION: An opinion of independent accounting advisors to the COMPANY immediately prior to the CHANGE IN CONTROL that Employee will be considered to have received EXCESS PARACHUTE PAYMENTS if Employee were to receive the full amounts owing pursuant to or described in this Agreement and setting forth with





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

         particularity the smallest amount by which the payment due Employee would have to be reduced to avoid the imposition of any excise tax or the denial of any deduction pursuant to Sections 280G and 4999 of the CODE.

         (p) PARACHUTE PAYMENT: A "parachute payment" as determined in accordance with Section 280G of the CODE.

         (q) PENSION PLAN: The Employees' Pension Plan of Marsh Supermarkets, Inc. and Subsidiaries or any successor plan, as in effect on the DATE OF TERMINATION.

         (r) PERSON: Same definition as the term "person" in Sections 13 (d) and 14 (d) of the Securities Exchange Act of 1934.

         (s) PRESENT VALUE: The present value of the amount of cash paid, the fair market value of property transferred, or the fair market value of benefits provided under each paragraph of this Agreement (and of any other payments to Employee in the nature of compensation, contingent upon a CHANGE IN CONTROL) shall be determined as of the time this Agreement becomes operative (or such other time as may be established by Treasury regulations issued under Section 280G of the CODE utilizing a discount rate equal to 120% of the interest rate factor specified in Section 1274 (d) of the CODE, as in effect at the time of the present value calculation (or such other rate as may be established by Treasury regulations issued under Section 280G of the
         CODE).

         (t) REASON: Following a CHANGE IN CONTROL there is, in Employee's sole judgment, a change in the stature of the position in the COMPANY held by Employee immediately prior to such CHANGE IN CONTROL, occasioned by a change in the nature or scope of Employee's responsibilities or duties, or a reduction in the aggregate compensation paid to Employee for the performance thereof, or for any other reason.

         (u) RETIREMENT: Severance by the COMPANY or by Employee of Employee's employment with the COMPANY based on Employee attaining age of sixty-five (65), which is the COMPANY'S normal retirement age.

         7.  SUCCESSORS; BINDING AGREEMENT.

         (a) The COMPANY will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the COMPANY expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the COMPANY would be required to perform it if no such succession had taken place. Failure of the COMPANY to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from the COMPANY in the same amount and on the same terms as Employee would be





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

         entitled hereunder if such succession had not occurred, except that for the purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the DATE OF TERMINATION.

         (b) This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts are still payable hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee or other designee or, if there is no designee, to Employee's estate.

         8. NOTICES. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, mailed by United States certified mail, return receipt requested, postage prepaid, or sent by prepaid express mail, addressed as follows:

         If to the COMPANY:

         Marsh Supermarkets, Inc.
         9800 Crosspoint Boulevard
         Indianapolis, Indiana 46256-3350
         Attn.:  Corporate Secretary

         If to Employee:

         To the address set forth on the first page of this Agreement.

         Either party may change the address to which notices are to be sent by written notice to the other party. Notice of change in notice address shall be effective only upon receipt by the other party.

         9. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged following a CHANGE IN CONTROL unless such waiver, modification or discharge is agreed to in writing signed by Employee and such officer of the COMPANY specifically designated by the BOARD OF DIRECTORS. Prior to a CHANGE IN CONTROL, this agreement may be terminated or amended in writing by the COMPANY at any time, effective upon notice thereof to the Employee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the same or at any subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be govern by the laws of the State of Indiana.





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         10.  SEVERABILITY.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         11. CONFIDENTIALITY. Employee shall retain in confidence any and all confidential information known to Employee concerning the COMPANY or its businesses so long as such information is not otherwise publicly disclosed.

         IN WITNESS WHEREOF, the COMPANY by its duly authorized officers, and Employee have caused to be executed and executed, respectively, this Agreement as of the Effective Date.


MARSH SUPERMARKETS, INC.                  MARSH SUPERMARKETS, INC.

By: /s/ Don E. Marsh                      By: /s/ Stephen M. Huse
    -------------------------------           -----------------------------
    Don E. Marsh, Chairman of the             Stephen M. Huse, Chairman
    Board, President and Chief                Salary Committee of the
    Executive Officer                         Board of Directors

Attest: /s/ P. Lawrence Butt
        ---------------------------
        P. Lawrence Butt, Secretary

               "COMPANY"
                                              /s/ RONALD R.  WALICKI
                                              -----------------------------
                                              RONALD R.  WALICKI
WITNESS:                                      "Employee"


----------------------------

                                   EXHIBIT A

                              SCHEDULE OF BENEFITS


A. Employee's full base salary through the DATE OF TERMINATION at the rate in effect on the date NOTICE OF TERMINATION is given, and an amount equal to the amount, if any, of any bonus or other awards made to Employee which have not yet been paid to Employee.

B. An amount (the "Termination Payment") equal to the product of (x) the sum of Employee's annual base salary at the highest rate in effect during the twelve (12) month period immediately preceding the DATE OF TERMINATION plus the amount of the highest annual bonus awarded to Employee during the thirty-six
(36) months ended on the DATE OF TERMINATION (whether or not fully paid), multiplied by (y) the number three (3); provided, however, that in the event there are fewer than thirty-six (36) whole or partial months remaining from the DATE OF TERMINATION until Employee's normal RETIREMENT date, the amount calculated pursuant to this paragraph shall be reduced by multiplying it by a fraction, the numerator of which shall be the number of whole or partial months so remaining to Employee's normal RETIREMENT date and the denominator of which shall be thirty-six (36).

C. The Termination Payment shall not be included as part of Employee's last twelve (12) months of Earnings for purposes of calculating Employee's benefits under the PENSION PLAN. In lieu of the Termination Payment being included in EARNINGS, but in addition to the benefits to which Employee is entitled under the PENSION PLAN, a lump sum cash payment in an amount equal to the ACTUARIAL EQUIVALENT of the retirement pension to which Employee would have been entitled under the terms of the PENSION PLAN determined as of the DATE OF TERMINATION, deeming Employee to be 100% vested, assuming Employee had accumulated three (3) additional years of continual service (after termination pursuant to Section 3) at Employee's annual base salary at the rate in effect on the DATE OF TERMINATION under the PENSION PLAN, reduced by (y) the single sum ACTUARIAL EQUIVALENT of Employee's actual accrued benefit pursuant to the terms of the PENSION PLAN, determined as of the DATE OF TERMINATION, deeming Employee to be 100% vested. In the event there is less than thirty-six (36) months remaining from the DATE OF TERMINATION until Employee's normal RETIREMENT date, the thirty-six (36) month period of additional accruals shall be reduced to a period not to exceed the time period from the DATE OF TERMINATION until Employee's normal RETIREMENT date.

D. The COMPANY shall maintain in full force and effect for the continued benefit of Employee and Employee's dependents, beneficiaries and estate, to the extent applicable, all life and accident plans, programs and arrangements in which Employee was entitled to participate immediately prior to the DATE OF TERMINATION, provided that continued participation by Employee is possible under the general terms and provisions of such plans programs and arrangements, until the earliest of the third anniversary of the Date of Termination, the date Employee is eligible to participate in similar plans, programs or





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

arrangements provided by any subsequent employer, or the date Executive attains age 65 (the earliest of these three dates is hereinafter referred to as the "Coverage Termination Date"). In the event that the participation by Employee in any such plan, program or arrangement is barred or would violate any applicable non-discrimination rule, the COMPANY shall arrange to provide Employee with benefits substantially similar to those which Employee is entitled to receive under such plan, program or arrangement for such period.

E. Employee shall receive, in addition to any other amounts or benefits which may be paid to Employee, LIFETIME MEDICAL BENEFITS.

F. The COMPANY shall pay all legal and accounting fees and expenses incurred by Employee in contesting or disputing Employee's termination following a CHANGE IN CONTROL or in seeking to obtain or enforce any right or benefit provided by this Agreement if Employee is successful, in whole or in part, whether as a result of a court judgment or otherwise.

G. Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation earned by Employee as a result of employment by another employer or otherwise after the DATE OF TERMINATION.

H. No more than thirty (30) days after the DATE OF TERMINATION, or if an OPINION is delivered timely to Employee by the COMPANY pursuant to Section 4(d), no more than sixty (60) days after the DATE OF TERMINATION, the COMPANY shall pay to Employee on a lump sum the amounts required under paragraphs A, B and C of this Schedule of BENEFITS. The COMPANY shall provide the fringe benefits specified in paragraphs D and E of this Schedule of BENEFITS on an uninterrupted basis. The COMPANY shall pay any legal and accounting expenses under paragraph F of this Schedule of BENEFITS within five (5) days after receipt of notice from Employee of the amount of such expenses.